                                                                  Exhibit 4.5(j)

                              NEW LENDER SUPPLEMENT
                              ---------------------

                            Dated as of July 27, 2006

     Reference is made to the Amended and Restated Credit Agreement, dated as of December 12, 2003 (amending and restating the Credit Agreement dated as of September 30, 1999) (as amended, supplemented, or otherwise modified from time to time, the "Credit Agreement"), among Tenneco Inc. (formerly Tenneco Automotive Inc.), a Delaware corporation (the "Borrower"), the several lenders from time to time parties thereto (the "Lenders"), JPMorgan Chase Bank, N.A., a national banking association (as successor to JPMorgan Chase Bank), as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), and the other financial institutions named therein as agents for the Lenders (in such capacity, collectively, the "Other Agents"). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

     The New Lender identified on Schedule l hereto (the "New Lender"), the Administrative Agent and the Borrower agree as follows:

     1. The New Lender hereby irrevocably makes a Revolving Commitment to the Borrower in the amount set forth on Schedule 1 hereto (the "New Revolving Commitment") pursuant to Section 2.6(c) of the Credit Agreement. From and after the Effective Date (as defined below), the New Lender will be a Lender under the Credit Agreement with respect to the New Revolving Commitment, which shall be a Revolving Commitment under the Credit Agreement for all purposes.

     2. The Administrative Agent (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement; and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto.

     3. The New Lender (a) represents and warrants that it is legally authorized to enter into this New Lender Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this New Lender Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its

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                                                                               2


behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) assumes and accepts the obligations and rights of a Revolving Lender under the Credit Agreement and agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

     4. The effective date of this New Lender Supplement shall be the Effective Date of the New Revolving Commitment described in Schedule 1 hereto (the "Effective Date"). Following the execution of this New Lender Supplement by each of the New Lender and the Borrower, it will be delivered to the Administrative Agent for acceptance and recording by it pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than two Business Days after the date of such acceptance and recording by the Administrative Agent).

     5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the New Revolving Commitment (including payments of principal, interest, fees and other amounts) to the New Lender for amounts which have accrued on and subsequent to the Effective Date.

     6. From and after the Effective Date, the New Lender shall be a party to the Credit Agreement and, to the extent provided in this New Lender Supplement, have the rights and obligations of a Lender thereunder and shall be bound by the provisions thereof.

     7. The New Lender's address for notices for the purposes of the Credit Agreement is as follows:

                      LaSalle Bank National Association
                      c/o Lora Backofen, SVP
                      135 S. LaSalle Street / Suite 1126
                      Chicago, IL 60603

     8. This New Lender Supplement shall be governed by and construed in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have caused this New Lender Supplement to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.



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                                   Schedule 1
                            to New Lender Supplement


Name of New Lender:  LaSalle Bank National Association
                     ----------------------------------------------------------

Effective Date of New Revolving Commitment: July 27, 2006
                                            -----------------------------------

Principal Amount of New Revolving Commitment: $20,000,000
                                              ---------------------------------



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LASALLE BANK NATIONAL
ASSOCIATION, as New Lender


By:/s/ Lora Backofen
   -----------------
Name: Lora Backofen
Title: Senior Vice President








                     Signature Page to New Lender Supplement

TENNECO INC., as Borrower


By: /s/ John E. Kunz
    ----------------
Name: John E. Kunz
Title: Vice President, Treasurer and Tax








                     Signature Page to New Lender Supplement

Acknowledged to and consented by:



JPMORGAN CHASE BANK, N.A.,                    JPMORGAN CHASE BANK, N.A.,
as Administrative Agent                       as Issuing Lender


By: /s/ Richard W. Duker                      By: /s/ Richard W. Duker
    --------------------                           -------------------
Name: Richard W. Duker                        Name: Richard W. Duker
Title: Managing Director                      Title: Managing Director









                     Signature Page to New Lender Supplement